FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-61413


                TWENTY-SECOND PROSPECTUS SUPPLEMENT TO PROSPECTUS
                              DATED AUGUST 24, 1998

                                8,370,248 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK


This  Twenty-Second   Prospectus   Supplement  (the   "Twenty-First   Prospectus
Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus Supplement"), the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus"), the Sixteenth Prospectus Supplement dated June 16, 1999 (the "Sixteenth Prospectus Supplement"), the Seventeenth Prospectus Supplement dated July 6, 1999 (the "Seventeenth Prospectus Supplement"), the Eighteenth Prospectus Supplement dated July 8, 1999 (the "Eighteenth Prospectus Supplement"), the Nineteenth Prospectus Supplement dated July 19, 1999 (the "Nineteenth Prospectus Supplement"), the Twentieth Prospectus Supplement dated August 26, 1999 (the "Twentieth Prospectus Supplement") and the Twenty-First Prospectus Supplement dated September 9, 1999 (the "Twenty-First Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 8,370,248 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance  by the  Company  in  connection  with  the  Company's  acquisition  of
WhoWhere?  Inc.,  a  California  corporation,  by  and  through  a  merger  of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth
Prospectus  Supplement,  the  Fifteenth  Prospectus  Supplement,  the  Sixteenth
Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement and the Twenty-First Prospectus Supplement are hereby supplemented to reflect (a) the gifts made by Dale L. Fuller to (i) Forest Home, Inc. in the amount of 2,650 shares; (ii) Young Life Service Center in the amount of 2,122 shares; and (iii) Menlo Park Presbyterian Church in the amount of 22,000 shares and (b) the gift made by Dale L. Fuller and Jennifer R. Fuller TTEES Fuller Family Trust Dtd 8/21/98 to Young Life Service Center in the amount of 2,378 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth  Prospectus  Supplement,  the  Sixteenth  Prospectus  Supplement,  the
Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement and the Twenty-First Prospectus Supplement. This Twenty-Second Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth  Prospectus  Supplement,  the  Sixteenth  Prospectus  Supplement,  the
Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus, the Twenty-First Prospectus Supplement and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus
Supplement,  the Sixteenth  Prospectus  Supplement,  the Seventeenth  Prospectus
Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement and the Twenty-First Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth
Prospectus  Supplement,  the Sixteenth  Prospectus  Supplement,  the Seventeenth
Prospectus Supplement, the Eighteenth Prospectus Supplement, the Nineteenth Prospectus Supplement, the Twentieth Prospectus Supplement and the Twenty-First Prospectus Supplement. Capitalized terms used in this Twenty-Second Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

             THE DATE OF THIS TWENTY-SECOND PROSPECTUS SUPPLEMENT IS
                               SEPTEMBER 17, 1999

                              SELLING STOCKHOLDERS

         On September 2, 1999, of the Shares beneficially owned by Dale L. Fuller reflected in the Prospectus and the supplements thereto, (i) 2,650 of which were gifted to Forest Home, Inc.; (ii) 2,122 of which were gifted to Young Life Service Center; and (iii) 22,000 of which were gifted to Menlo Park Presbyterian Church. On September 7, 1999, of the Shares beneficially owned by Dale L. Fuller and Jennifer R. Fuller TTEES Fuller Family Trust Dtd 8/21/98 reflected in the Prospectus and the supplements thereto, 2,378 of which were gifted to Young Life Service Center. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gifts and supplemented to specifically include Shares received in such gifts.